UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             ( ) Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. Name and Address of Reporting Person
                                   EHRET, JOHN
                           3370 SAN FERNANDO ROAD #206
                              LOS ANGELES, CA 90065

                   2. Issuer Name and Ticker or Trading Symbol
                               RF INDUSTRIES, LTD
                                     (RFIL)

        3. IRS or Social Security Number of Reporting Person (Voluntary)

                           4. Statement for Month/Year
                                      03/99

                 5. If Amendment, Date of Original (Month/Year)

     6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( X ) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other
                                 (specify below)


           7. Individual or Joint/Group Filing (Check Applicable Line)
                     (X) Form filed by One Reporting Person
                ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
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Common Stock                3/95    M         17,000          A     $0.10       17,000             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)



FORM 4 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)

___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
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Common Stock Option     $2.13   10/31   T       2,000     A   10/   10/     Non-Qualified               8,000        D
                                 /97                          31/   31/     Stock Option
                                                              98   2007
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Common Stock Option     $1.59   10/31   T       2,000     A   10/   10/     Non-Qualified              10,000        D
                                 /98                          31/   31/     Stock Option
                                                              99   2008

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Explanation of Responses:




                            /s/ John Ehret                     March 31, 1999
                          ---------------------------------  -------------------
                          **Signature of Reporting Person     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.